EXHIBIT 99.1

For Immediate Release
Contact: Michael Noonan 512-687-3427 mnoonan@skypete.com

Sky Petroleum Names Michael D. Noonan Interim Chief Executive Officer

VP Corporate Assumes Caretaker CEO role, replacing Brent Kinney

AUSTIN, Texas, July 18, 2007 — Sky Petroleum, Inc. (OTCBB: SKPI), an oil and gas exploration company, announces that it has named Michael D. Noonan, Vice President Corporate and a current member of the Board of Directors, as the company’s Caretaker Chief Executive Officer, replacing Brent D. Kinney, effective immediately. Noonan will act as the Principal Executive Officer for the Company on an interim basis while the Company’s Board of Directors searches for a permanent replacement. The Board has begun a search for a permanent replacement Chief Executive Officer and expects to complete the search by the fall of 2007. Kinney, who will remain as Chairman of the Board, became Chief Executive Officer in November 2005 and resigned for personal reasons.

“We want to thank Brent for his leadership over the past several years and his efforts to grow the company,” Noonan said. “It is imperative that we continue our business strategy and focus on growth in order to build shareholder value.”

“We are at important juncture with Sky Petroleum given the current Mubarak K2 drilling program and the various oil and gas projects under evaluation”, added Ian Baron, Sky Petroleum’s Vice President of Exploration and Production. “It is essential we maintain our course and see these initiatives through to completion.”

Michael Noonan has been the company’s Vice President, Corporate since August 25, 2005. He was appointed a Director on November 16, 2005 and subsequently appointed Secretary effective on April 19, 2006. Michael has more than 15 years of corporate finance and corporate governance experience with companies listed on the New York Stock Exchange, Nasdaq and the American Stock Exchange. Noonan received an Executive Juris Doctorate from Concord School of Law in Los Angeles, California, a Master of Business Administration degree from Athabasca University in Alberta, Canada; and a Bachelor of Business Administration degree in Business Administration and Economics from Simon Fraser University in British Columbia, Canada;

About Sky Petroleum

Sky Petroleum (OTCBB: SKPI) is an oil and gas exploration company. Sky Petroleum’s primary focus is to seek opportunities where discoveries can be appraised rapidly, and developments can be advanced either by accessing existing infrastructure, or by applying the extensive experience of established joint-venture partners. In addition, the company also plans some higher risk, higher reward exploration prospects. For additional information please visit www.skypetroleum.com

Safe Harbor

Except for historical information, the matters set forth herein, which are forward-looking statements, involve certain risks and uncertainties that could cause actual results to differ. Potential risks and uncertainties include, but are not limited to, the ability to stabilize the well, the ability to carry out additional stimulation of the zones producing oil, the accuracy of estimated production rates and the price of crude oil, the accuracy of operating costs and monthly revenue forecasts, the timing and success of other proposed infill drilling programs, the timing for drilling the second obligation well, the contemplated continued production at the Mubarek Field, if any, the competitive environment within the oil and gas industry, the extent and cost effectiveness with which Sky Petroleum is able to implement exploration and development programs in the oil and gas industry, obtaining drilling equipment on a timely fashion, commodity price risk, and the market acceptance and successful technical and economic implementation of Sky Petroleum’s intended plan. Additional discussion of these and other risk factors affecting the company’s business and prospects is contained in the company’s periodic filings with the SEC.